                                       *** WHERE REFERENCES TO "**CONFIDENTIAL
                                       INFORMATION**" HAVE BEEN MADE WITHIN THIS
                                       AGREEMENT, CERTAIN CONFIDENTIAL
                                       INFORMATION HAS BEEN OMITTED AND FILED
                                       SEPARATELY WITH THE SECURITIES AND
                                       EXCHANGE COMMISION ***


                PROFESSIONAL SERVICES AGREEMENT MEDICAL DIRECTOR

     THIS AGREEMENT is made this 11th day of May, 1995, effective as of March 1, 1995, by and between William F. Donovan, M.D. (hereinafter referred to as "Physician"), and DRCA Medical Corporation, a Texas corporation, located in Houston, Texas (hereinafter referred to as "DRCA").

                                R E C I T A L S:

     WHEREAS, DRCA manages a registered limited liability partnership (the "Medical Practice") located at Three Riverway, Suite 1430, Houston, Texas 77056; and

     WHEREAS, DRCA desires to engage Physician to perform professional services for DRCA as described in this Agreement and on Exhibit A attached hereto, and Physician desires to perform such services, all on the terms and conditions specified in this Agreement.

     WHEREAS, Physician's employer, Northshore Orthopedics, Assoc. has consented to allow Physician to execute this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

     1.  ENGAGEMENT.

     DRCA hereby engages Physician to perform the services for DRCA as described in this Agreement and on Exhibit A attached hereto.

     2.  TERM.

     This Agreement shall become effective upon execution hereof and shall have a term ending on the last day of the third term year (the "Initial Term"). At the end of such Initial Term, this Agreement shall extend automatically unless it is terminated by either party 90 days prior to the end of the Initial Term.

     3.  OBLIGATIONS OF PHYSICIAN.

     3.1 STATUS AND MEMBERSHIP. Physician shall remain in full compliance with all of the following conditions continuously during the entire term of this Agreement. Failure of Physician to satisfy any or all of the following conditions shall constitute grounds for automatic termination of this Agreement as set forth in Section 8.

          (a) Physician shall be licensed to practice medicine in the State of Texas without restriction or subject to any disciplinary or corrective action;

          (b) Physician shall be an employee of Northshore Orthopedics, Assoc. (the "PA");

          (c) Physician shall have all customary narcotics and controlled substances numbers and licenses.

          3.2 DUTIES AND RESPONSIBILITIES. Physician shall be responsible for all administrative matters involving the Medical Practice, and those duties and responsibilities set forth on Exhibit A attached hereto and incorporated hereby and, in addition, the following:

          (a) Physician shall (i) advise DRCA on general medical issues, (ii) act as Physician liaison and maintain Physician relations in all medical practices managed by DRCA, its subsidiaries and affiliates, (iii) advise DRCA on clinic management and operations issues, and (iv) assist in development of medical service programs and products in support of medical practices managed by DRCA, its subsidiaries and affiliates. Physician shall perform all services and duties under this Agreement in strict accordance with all laws, rules, regulations, ordinances, and judicial and administrative interpretations thereof, of the United States, the State of Texas, the City of Houston, and all political subdivisions, agencies and instrumentalities of any of them. Particularly, and not by way of limitation, Physician shall comply with the Texas Medical Practice Act and all rules and regulations of the Texas State Board of Medical Examiners and shall do everything necessary to maintain in effect Physician's license to practice medicine within the State of Texas. Periodic medical reviews shall be conducted by Physician to ensure compliance with the foregoing and with quality assurance and medical audit programs of DRCA.

          (b) Physician shall be available at reasonable times for consultation with the individual members of the Medical Staff of the Medical Practice (and physicians consulting with such staff members), committees of the Medical Staff and nursing and administrative employees of DRCA who work at the Center. Physician shall participate actively in the affairs of the Medical Staff of the Medical Practice, shall participate for reasonable periods of time in educational and teaching functions and programs of the Medical Practice and the Medical Staff, and perform such tasks and provide such services as the Medical Staff, or any committee thereof, may from time to time request.

          (c) Physician shall assist DRCA in the training of any Medical Practice personnel required for operation of the Medical Practice.

          (d) Physician shall devote such time and attention as is necessary, but in no event less than ten (10) hours per week, to fulfillment of his duties and responsibilities. Physician shall be available during normal business hours for on-call consultation, assistance and decisions regarding patient care or emergency issues at any Medical Practice location.

          (e) Physician shall have the title of "Medical Director."

          3.3 PHYSICIAN'S WARRANTIES. Physician represents and warrants to DRCA that (a) Physician's license to practice medicine in any state has never been suspended or revoked; (b) Physician has never been reprimanded, sanctioned or disciplined by any licensing board or state or local medical society or specialty board; (c) except as disclosed on Schedule 3.3 attached hereto, there has never been entered against Physician a final judgment in a malpractice action having an aggregate award to the plaintiff in excess of $10,000, and no action, based on an allegation of malpractice by Physician, has ever been settled by payment to the plaintiff of an aggregate of more than $10,000; (d) Physician has never been denied membership or reappointment of membership on the medical staff of any hospital and no hospital medical staff membership or clinical privileges of Physician have ever been suspended, curtailed or revoked; and (e) Physician is not in breach of any other contract, obligation, or covenant that would affect Physician's ability to perform hereunder and, as a result of entering into this Agreement, will not breach any such contract, obligation or covenant.

          3.4 EMPLOYMENT OF OTHER PHYSICIANS BY PHYSICIAN. In order to provide for DRCA the services described in Section 3.2, Physician shall provide services by other physicians during vacations or illnesses of Physician, when Physician attends seminars and meetings, and as may otherwise be necessary to perform Physician's obligations under Section 3.2. Physicians who provide services on behalf of Physician shall be employees or independent contractors of Physician. Physician shall be responsible for recruiting, contracting, scheduling, compensating and supervising all such other physicians; however, prior approval of any physician providing coverage for Physician must be obtained from DRCA. Physicians engaged by Physician shall meet the same license, certification and membership requirements required of Physician under this Agreement and shall have and maintain professional insurance in a type and amount equivalent to that which Physician is required to have and maintain under Section 3.5.

          3.5 INSURANCE. Physician and all physicians who may provide services hereunder for Physician will at all times throughout the term of this Agreement maintain general and professional liability insurance, including malpractice insurance, in an amount no less than One Million Dollars ($1,000,000) per occurrence for each claim and Three Million Dollars ($3,000,000) annual aggregate. Such insurance shall be obtained from a reputable insurance company authorized to sell liability insurance policies in Texas, rated A or better and satisfactory to DRCA. Such insurance may be in a combination of primary and excess amounts. Moreover, in the event that Physician (or any physician providing services hereunder for Physician) ceases to provide services hereunder, or upon the termination or expiration of this Agreement, Physician and each physician whose insurance is "claims made" insurance rather than "occurrence" insurance will either (i) purchase "tail" coverage to continue the liability insurance coverage for the period during which Physician or any physician rendered services hereunder or (ii) continue in full force and effect the same level of liability insurance coverage on a claims made basis until the longest statute of limitations for professional liability has expired

(recognizing that the statute of limitations for minors is tolled until they reach the age of majority). This requirement shall be deemed continuing and shall survive any termination or expiration of this Agreement. Said insurance shall cover all of Physician's professional services provided to patients, his private medical practice, as well as his activities and responsibilities as a member of the Medical Staff of the Medical Practice. On or before the effective date of this Agreement and thereafter on the first day of each year of the term of this Agreement, Physician and each physician will deliver to DRCA a certificate of insurance evidencing the required coverage and the payment of premiums by Physician for the ensuing year. Physician's insurer or insurers shall provide written notice to DRCA of the cancellation or proposed cancellation of any such liability insurance policy.

          3.6 DISCLOSURE OF INFORMATION. Physician recognizes and acknowledges that he will have access to certain confidential information of DRCA and that such information constitutes valuable, special and unique property of DRCA. Physician will not, during or after the term of this Agreement, without the consent of DRCA, disclose any such confidential information to any other person, firm, corporation, association, or other entity for any reason or purpose whatsoever except as may be ordered by a court or governmental agency or as may otherwise be required by law. In the event of a breach or a threatened breach by Physician of the provisions of this paragraph, DRCA shall be entitled to an injunction restraining Physician from disclosing in whole or in part any confidential information. Nothing herein shall be construed as prohibiting DRCA from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from Physician.

          3.7 FINANCIAL OBLIGATION. Physician shall incur no financial obligation on behalf of DRCA or for which DRCA shall be responsible without prior approval of DRCA.

          3.8 BILLING. Physician shall not charge patients for services rendered as Medical Director of DRCA.

          3.9 SERVICES. Physician shall perform all obligations of Physician under this Agreement at Physician's principal place of business.

          4.  OBLIGATIONS OF DRCA.

          4.1 SUPPORT SERVICES. DRCA shall provide Physician clerical assistance at the Medical Practice as necessary for Physician to fulfill his responsibilities as Medical Director.

          4.2 FACILITIES. DRCA shall furnish Physician with an office for the performance of services under this Agreement.

          4.3 INSURANCE. DRCA shall furnish at its own cost insurance required of Physician pursuant to Section 3.5 hereof.

          5.  COMPENSATION.

          In consideration of the administrative and supervisory services to be provided to DRCA under this Agreement, DRCA agrees to pay to Physician monthly
compensation in the amount of       **     CONFIDENTIAL INFORMATION       **
Physician, as an independent contractor, agrees to pay in a timely manner all social security and other payroll taxes relating to such compensation.

          6.  RESTRICTIVE COVENANTS.

          During the term of this Agreement and for a period of one (1) year after the effective date of the termination or expiration of this Agreement, except as otherwise agreed in writing by DRCA, Physician shall not, directly or indirectly, in any capacity (whether as an owner, shareholder, employee, independent contractor, consultant, or otherwise) provide or enter into negotiations to provide any services as a Medical Director for any person engaged in a competing business with DRCA, its subsidiaries or affiliates within Harris County, Texas or within thirty (30) miles of any other medical practice managed by DRCA, its subsidiaries or affiliates, including but not limited to the development, management or operation of any facility or part thereof. Physician further covenants that during the term of this covenant, Physician will not interfere with, solicit, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between DRCA and any contractor, third party payor, or employee of DRCA. Physician acknowledges that the foregoing restriction is reasonable and necessary to protect the legitimate interest of DRCA and that DRCA would not have entered into this Agreement without the Physician non-compete covenant contained herein, that the violation of this covenant will result in irreparable injury to DRCA, that the remedy at law for any such violation or threatened violation would be inadequate and that in the event of any such breach or violation, DRCA, in addition to any other remedies or damages available to it, shall be entitled to temporary injunctive relief before trial from any court of competent jurisdiction as a matter of course and to permanent injunctive relief without the necessity of proving actual damages.

          7.  INDEPENDENT CONTRACTOR.

          In the performance of all services pursuant to this Agreement, Physician is at all times acting as an independent contractor engaged in the profession and practice of medicine. Physician shall employ his own means and methods and exercise his own professional judgment in the performance of such services, and DRCA shall have no right of control or direction with respect to such means, methods or judgments, or with respect to the details of such
services.   The only concern of DRCA under this Agreement or otherwise is that, irrespective of the means selected, such services shall be provided in a competent, efficient and satisfactory manner. It is expressly agreed that Physician shall not for any purpose be deemed to be an employee, agent, partner, joint venturer, ostensible or apparent agent, servant, or borrowed servant of DRCA. Physician, and all physicians and other individuals providing services pursuant to this Agreement, shall not have any claim against DRCA for vacation pay, sick leave, retirement benefits, social security, workers' compensation, disability or unemployment insurance benefits, or employee benefits of any kind.

          8.  TERMINATION.

          8.1 TERMINATION. DRCA at any time may terminate this Agreement, with or without cause, by giving written notice of such termination to Physician at least sixty (60) days prior to the date on which the termination is to be effective, such date to be specified in the notice; provided, however, that in
such event,                 ** CONFIDENTIAL INFORMATION **


Notwithstanding the above, if Physician fails to comply with any or all of the requirements set forth in Section 3 of this Agreement at any time during this Agreement, DRCA shall be entitled to terminate this Agreement effective immediately.

          9.  INDEMNIFICATION.

          Physician hereby agrees to indemnify and hold harmless DRCA from and against any claim, loss, damage, cost, expense or liability arising out of or related to the performance or nonperformance by Physician, or such other physicians as Physician employs or contracts with to provide coverage on Physician's behalf, of any services (including supervision), to be performed or provided by Physician under this Agreement, including but not limited to the practice of the profession of medicine by Physician or such other physicians. This covenant shall be deemed continuing and shall survive any termination or expiration of this Agreement.

          10.  MISCELLANEOUS.

          10.1 GOVERNING LAW. This Agreement shall be subject to and governed by the laws of the State of Texas.

          10.2 REMEDIES. All rights, powers and remedies granted to either party by any particular term of this Agreement are in addition to, and not in limitation of, any rights, powers or remedies which it has under any other term of this Agreement, at common law, in equity, by statute, or otherwise. All such rights, powers and remedies may be exercised separately or concurrently, in such order and as often as may be deemed expedient by either party. No delay or omission by either party to exercise any right, power or remedy shall impair such right, power or remedy or be construed to be a waiver of or an acquiescence to any breach or default. A waiver by either party of any breach or default hereunder shall not constitute a waiver of any subsequent breach or default.

          10.3 AMENDMENT. No amendment or variation of the terms of this Agreement shall be valid unless in writing and signed by both parties.

          10.4 ASSIGNMENT. DRCA may assign this Agreement to any subsidiary or affiliate without Physician's consent. Physician may not assign his rights or obligations under this Agreement. Further, Physician may not subcontract or otherwise arrange for another individual or entity to perform his duties under this Agreement, with the exception of the limited coverage provisions set out in
Section 3.4 of this Agreement.

          10.5 CAPTIONS. The captions for each Section of this Agreement are included for convenience of reference only and are not to be considered a part hereof, and shall not be deemed to modify, restrict or enlarge any of the terms of provisions of this Agreement.

          10.6 NOTICE. Any notices or payments required or permitted to be given under this Agreement shall be deemed given when in writing and hand delivered or deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, to the other party at the address set forth below or as the party may designate in writing:

             To Physician:                William F. Donovan, M.D.
                                          12445 East Freeway
                                          Houston, Texas 77515

             To DRCA:                     DRCA Medical Corporation
                                          Three Riverway, Suite 1430
                                          Houston, Texas 77504
                                          Attn:  President

             With a copy to:              Ronald G. Pearson, Esq.
                                          Jenkens & Gilchrist
                                          1100 Louisiana, Suite 1800
                                          Houston, Texas 77002

All notices shall be deemed to have been given on the date of actual delivery, as evidenced by the return receipt or courier record.

          10.7 SEVERABILITY. In the event that any provision of this Agreement is held to be unenforceable for any reason, the unenforceability of that provision shall not affect the remainder of this Agreement, which shall remain in full force and effect in accordance with its terms.

          10.8 FRAUD AND ABUSE. The parties enter into this Agreement with the intent of conducting their relationship in full compliance with applicable state, local, and federal law including the Medicare/Medicaid Anti-fraud and Abuse Amendments. Notwithstanding any unanticipated effect of any of the provisions herein, neither party will intentionally conduct itself under the terms of this Agreement in a manner to constitute a violation of the Medicare and Medicaid fraud and abuse provisions. Further, if legislation is passed, the effect of which would be to hinder DRCA's ability to obtain reimbursement from Medicare or Medicaid due to the existence of this Agreement, or in the event that this Agreement does not comply in all respects with any applicable exemption or "safe harbor" promulgated under the Medicare and Medicaid

Patient and Program Protection Act of 1987 when and if such regulations become effective, then DRCA may, at its option, terminate this Agreement.

          10.9 ACCESS TO BOOKS AND RECORDS OF SUBCONTRACTOR. Upon the written request of the Secretary of Health and Human Services or the Comptroller General or any of their duly authorized representatives, Physician will make available those contracts, books, documents, and records necessary to verify the nature and extent of the costs of providing services under this Agreement. Such inspection shall be available up to four (4) years after the rendering of such services. If Physician carries out any of the duties of this Agreement through a subcontract with a value of $10,000 or more over a 12-month period with a related individual or organization, Physician agrees to include this requirement in any such subcontract. This Section is included pursuant to and is governed by the requirements of Public Law 96-499, Sec. 952 (Sec. 1861(v) (I) of the Social Security Act) and the regulations promulgated thereunder. No attorney-client, accountant-client or other legal privilege will be deemed to have been waived by DRCA or Physician by virtue of this Agreement.

          10.10 POLICY. Nothing contained in this Agreement shall require Physician or any Physician to admit or refer any Patients to any facility in which DRCA may own, operate or manage as a precondition to receiving the benefits set forth herein.

          10.11 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all other agreements, understandings, negotiations, or representations, oral or written, between them. All continuing covenants shall survive the termination or expiration of this Agreement.

          10.12 EXECUTION IN COUNTERPARTS. This Agreement and any amendments hereto may be executed in multiple counterparts by Physician and by an appropriate officer of DRCA. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument.

          10.13 AUTHORIZATION FOR AGREEMENT. The execution and performance of this Agreement by DRCA and Physician have been duly authorized by all necessary laws, resolutions, and corporate or partnership action, and this Agreement constitutes the valid and enforceable obligations of Physician and DRCA in accordance with its terms.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

DRCA Medical Corporation                   William F. Donovan, M.D.


By:   /s/ Jose E. Kauschi                  /s/ William F. Donovan, M.D.
      --------------------------------     ----------------------------------
Name:     Jose E. Kauschi
      --------------------------------
Title:    President & CEO
      --------------------------------

                                   EXHIBIT A
                         RESPONSIBILITIES OF PHYSICIAN


Physician shall:

          1. Establish and continually review policies and procedures related to medical education.

          2. Be responsible for ensuring that established non-medical policies, bylaws, rules and regulations of DRCA are followed in the Medical Practice.

          3. Meet regularly with Medical Practice employees and quality assurance staff for discussion of clinical issues to ensure proper treatment.

          4. Develop and continually review criteria to monitor the quality of educational programs provided to physicians.

          5. Evaluate quality assurance audits to identify medical education needs.

          6. Propose programs to address those needs (with the assistance and input of consultants of the specialties where medical education needs were identified).

          7. Assist in physician, consumer and patient education, marketing and recruitment.

                                  SCHEDULE 3.3

                             Malpractice Judgments